SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934

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☒Definitive Information Statement

VERITEQ CORPORATION

(Name of Registrant as Specified in Its Charter)

______________________________

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VERITEQ CORPORATION

3333 SOUTH CONGRESS AVENUE, SUITE 401

DELRAY BEACH, FLORIDA 33445

NOTICE OF ACTION BY

WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’

MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

To the Stockholders of VeriTeQ Corporation:

The accompanying Information Statement is being furnished to the holders (“Stockholders”) of shares of the common stock, par value $0.00001 per share (“Common Stock”), of VeriTeQ Corporation, a Delaware corporation (the "Company" or “VeriTeQ”).  The Board of Directors (the "Board") is not soliciting your proxy and you are requested not to send us a proxy.  The purpose of this Information Statement is to notify you that on May 26, 2015, the Company received written consent in lieu of a meeting of Stockholders (the “Written Consent”) from holders of shares of voting securities representing approximately 76.2% of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) and a unanimous written consent of the Board to approve the following:

●

the granting of discretionary authority to the Board to amend our Amended and Restated Certificate of Incorporation (the “Amendment”) to increase the total number of authorized shares of the Company’s Common Stock from Ten Billion (10,000,000,000) shares to One Hundred Billion (100,000,000,000) shares (the “Increase in Authorized Common Stock”); and

●

the granting of discretionary authority to the Board, at any time or times for a period of 12 months after the date of the Written Consent, to effect a reverse stock split in a ratio not to exceed 1-for-10,000, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”).

The Amendment is more fully described in the accompanying Information Statement.  The Written Consent was in accordance with the Delaware General Corporation Law, our Certificate of Incorporation and our bylaws, each of which permits that any action which may be taken at a meeting of the stockholders may also be taken by the written consent of the holders of a majority of the voting power of the Company’s stockholders to approve the action at a meeting.  The accompanying Information Statement is being furnished to all of our stockholders in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission thereunder, solely for the purpose of informing our Stockholders of the actions taken by the Written Consent before they become effective.

We are furnishing this Information Statement to Stockholders in satisfaction of the notice requirement under Section 228 of the Delaware General Corporation Law (“DGCL”). No additional action will be undertaken by us with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents are afforded to Stockholders as a result of the approval of the Increase in Authorized Common Stock and the Reverse Stock Split.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the Increase in Authorized Common Stock and the Reverse Stock Split can become effective is twenty (20) calendar days after this Information Statement is first sent or given to the Stockholders. In addition, the Increase in Authorized Common Stock and the Reverse Stock Split will not become effective until we file the Amendment with the Secretary of State of the State of Delaware after the twenty calendar day period has elapsed. A form of the Amendment is attached to this Information Statement as Annex A.

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein.

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 16, 2015.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

June 16, 2015
Scott R. Silverman Chairman of the Board of Directors Chief Executive Officer

VERITEQ CORPORATION

3333 SOUTH CONGRESS AVENUE, SUITE 401

DELRAY BEACH, FLORIDA 33445

____________________________________________

INFORMATION STATEMENT

June 16, 2015

Action by Written Consent of Majority Stockholders

__________________________________

WE ARE NOT ASKING YOU FOR A

PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL INFORMATION

In this Information Statement we refer to VeriTeQ Corporation, a Delaware corporation, as the “Company,” “we,” “us,” or “our.”

This Information Statement is being furnished by the Board of Directors of the Company (the “Board”), to inform the holders (“Stockholders”) of common stock, par value $0.00001 per share (the “Common Stock”) as of May 21, 2015 of action already approved by written consent (the “Written Consent”) of the majority stockholders (the “Majority Stockholders”) on May 26, 2015.

Action by Written Consent

The following actions were approved by the Majority Stockholders pursuant to the Written Consent, in lieu of a special meeting:

●

the granting of discretionary authority to the Board to amend our Amended and Restated Certificate of Incorporation to increase (the “Amendment”) the total number of authorized shares of the Company’s Common Stock from Ten Billion (10,000,000,000) shares to One Hundred Billion (100,000,000,000) shares (the “Increase in Authorized Common Stock”); and

●

the granting of discretionary authority to the Board, at any time or times for a period of 12 months after the date of the Written Consent, to effect a reverse stock split in a ratio not to exceed 1-for-10,000, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”).

This Information Statement is being furnished to all of our Stockholders in accordance with Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder, solely for the purpose of informing our Stockholders of the Actions taken by the Written Consent before they become effective.

The Board has fixed the close of business on May 21, 2015, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement. This Information Statement will be mailed on or about June 16, 2015 to Stockholders of Record as of the Record Date.

Pursuant to the Written Consent, the Majority Stockholders approved the Increase in Authorized Common Stock and the Reverse Stock Split (collectively, the “Actions”).

The Actions were unanimously approved by our Board on May 26, 2015.

This Information Statement contains a brief summary of the material aspects of the Actions approved by the Board and the Majority Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

ABOUT THE INFORMATION STATEMENT

What is the Purpose of the Information Statement?

Section 228 of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special stockholders' meeting convened for the specific purpose of such action. The DGCL, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

This Information Statement is being furnished to you pursuant to Section 14C of the Securities Exchange Act of 1934, as amended, to notify our Stockholders of certain corporate actions taken by the Majority Stockholders pursuant to the Written Consent.  In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the Actions as early as possible to accomplish the purposes hereafter described, the Board elected to seek the written consent of the Majority Stockholders to reduce the costs and implement the Actions in a timely manner.

Who is Entitled to Notice?

Each outstanding share of Common Stock as of record on the Record Date is entitled to notice of the Actions to be taken pursuant to the Written Consent.

What Vote is Required to Approve the Action?

As of the Record Date, there were issued and outstanding 2,409,340,105 shares of the Common Stock and 1,841 shares of the Company’s Series D Preferred Stock, par value $0.01 per share. Each share of our Series D Preferred Stock is entitled to vote the number of shares of Common Stock that the Series D Preferred Stock is convertible into, which is equivalent to 7,670,833,333 shares of Common Stock as of the Record Date. Accordingly, the total aggregate amount of shares entitled to vote regarding the approval of the Increase in Authorized Common Stock and the Reverse Stock Split is 10,080,173,438. Pursuant to Section 228 of the DGCL, at least a majority of the voting equity of the Company, or at least 5,040,086,720 votes, are required to approve the Actions by written consent. The Majority Stockholders, which hold in the aggregate 7,677,506,768 shares entitled to vote (and therefore having 76.2% of the total voting power of all outstanding voting capital), have voted in favor of the Actions thereby satisfying the requirement that at least a majority of the voting equity vote in favor of a corporate action by written consent. Therefore, no other stockholder consents will be obtained in connection with this Information Statement

The following table sets forth the name of the Majority Stockholders, the number of shares of Common Stock held by the Majority Stockholders, the total number of votes that the Majority Stockholders voted in favor of the Actions (each share of Common Stock held entitles the holder to one vote), and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof:

	Number of shares of Common Stock/Series D Preferred Stock held by such Stockholder
Name of Majority Stockholders	Common Stock	Series D Preferred Stock	Number of Votes that Voted in Favor of the Actions	Percentage of the Voting Equity that Voted in Favor of the Actions
Scott R. Silverman	6,672,346	1,400	5,840,005,679	58.0%
Randolph K. Geissler	1,089	441	1,837,501,089	18.2%
Total	6,673,435	1,841	7,677,506,768	76.2%

Do I have appraisal rights?

Neither the DGCL nor our Certificate of Incorporation or bylaws provide our Stockholders with appraisal rights in connection with any of the Actions discussed in this Information Statement.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Stockholders.

ACTION I – INCREASE IN AUTHORIZED COMMON STOCK

APPROVAL OF THE GRANTING OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 10 BILLION SHARES TO 100 BILLION SHARES

The Company’s Amended and Restated Certificate of Incorporation authorized the issuance of Ten Billion (10,000,000,000) shares of the Common Stock, and Five Million (5,000,000) shares of preferred stock, par value of $0.01 per share (“Preferred Stock”). On May 26, 2015, the Board approved the Certificate of Amendment to our Amended and Restated Certificate of Incorporation, which is attached hereto as Annex A, to increase the number of authorized shares of the Common Stock that the Company is authorized to issue from Ten Billion (10,000,000,000) shares to One Hundred Billion (100,000,000,000) shares (The “Amendment”), such that the capital stock of the Company will be One Hundred Billion Five Million (100,005,000,000) shares, consisting of One Hundred Billion (100,000,000,000) shares of Common Stock, and Five Million (5,000,000) shares of Preferred Stock.

The Company intends to file the Amendment with the Secretary of State of Delaware twenty (20) calendar days after this Information Statement is first sent or given to the Stockholders. The increase in our authorized Common Stock will become effective on the date of filing.

Reason for Increase in Authorized Common Stock

The general purpose and effect of the Increase in Authorized Common Stock is to facilitate existing and future financing agreements, if any, which often include the requirement to provide irrevocable reserves of common shares in excess of shares currently issuable under the financing agreements, which enables the Company to continue its current business operations. Our Board believes that the Increase in Authorized Common Stock contemplated by the proposed Amendment is desirable and is in the best interests of the Company and the Stockholders because it provides us with the flexibility to meet our business and compensation needs as they arise, provides us with the resources to raise the additional capital that we currently need, enables us to take advantage of favorable opportunities and to respond to a changing environment.

Since November of 2013, the Company has financed its operations primarily through the issuance of convertible promissory notes (“Convertible Notes”). Between November 13, 2013 and the Record Date, the Company issued numerous Convertible Notes, for which the outstanding principal amount as of the Record Date was approximately $4.0 million. Approximately $1.4 million of these Convertible Notes are held by related parties, former related parties or other persons who have not converted any of their original principal as of the Record Date. The Company also issued warrants in conjunction with the original tranche of Convertible Notes (the “Warrants”) on November 13, 2013. The Warrants have cashless exercise provisions, provide for downward adjustments of the exercise price in the event the Company issues Common Stock or convertible securities at prices less than the exercise price of the Warrants, and also provide that the holder has the right to invest the same aggregate dollar amount, regardless of changes in the market price of the Company’s Common Stock.

The Convertible Notes generally mature within 9 to 12 months from the date of issuance and bear interest at rates ranging from 8% to 12% per annum with all interest payable at maturity. Outstanding principal and accrued interest is convertible into shares of Common Stock at discounts to the market price of the Company’s Common Stock ranging from 39% to 43%, with the market price being based on the low end of the trading range of the Common Stock during the 10 to 25 days prior to conversion, depending on the specific note being converted. In addition, substantially all of the Convertible Notes contain provisions whereby in the event the Company were to issue or sell, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share (the “New Issuance Price”) that is less than the conversion price in effect immediately prior to such issue or sale or deemed issuance or sale (a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the conversion price then in effect is reduced to an amount equal to the New Issuance Price. Also, approximately half our Convertible Notes, based on the outstanding principal balance as of the Record Date, require that share reserves be established on behalf of the holder equal to between three to four times the number of shares to be issued upon conversion, based on current market prices of our Common Stock. Largely due to partial conversions of the Convertible Notes and cashless exercises of the Warrants, the number of outstanding shares of Common Stock of the Company has increased from approximately 1.2 million on February 11, 2015 to 2.4 billion as of the Record Date. As of the Record Date, all of the Company’s Convertible Notes are convertible into an aggregate of 32.8 billion shares of the Company’s Common Stock, and the outstanding warrants are exercisable into 23.7 billion shares of Common Stock, based on the Company’s stock price as of that date and the preceding 25 trading days. Because the Company currently has only 10 billion shares of Common Stock authorized for issuance, if all of the holders of Convertible Notes and Warrants wished to convert their notes or exercise their Warrants, there is a potential for default on some of the Convertible Notes absent the Increase in Authorized Common Stock.

The foregoing Convertible Notes have been the Company’s primary source of liquidity since November of 2013. In order to continue to grow our business and capitalize on the initial success we have had with the adoption of our products and technologies in the breast implant market, we will need additional access to capital from similar financings in order to fund the Company’s operations in the near term, as well as for strategic initiatives that will facilitate the Company’s ability to generate positive cash flow from operations. Although we are pursuing a number of strategic and financial opportunities that would recapitalize the Company, we expect that the issuance of additional Convertible Notes will continue to be the Company’s primary source of capital for at least the next three to six months. The Company is currently unable to issue any such notes as the Company no longer has any authorized common shares available after giving effect to shares issued and outstanding and shares reserved on behalf of current note-holders. The Increase in Authorized Common Stock will also provide us with the flexibility we need in order to consummate potential strategic and/or financing transactions that we expect will become available to us, and to enable the continued growth of our business. However, even after the Increase in Authorized Common Stock, there can be no assurances that any such transactions will be completed on terms that are acceptable to us, or at all.

As of the Record Date, our share capitalization was as follows:

Shares of our common stock authorized for issuance	10,000,000,000

Shares of our common stock issued and outstanding as of the Record Date	2,409,340,105

Shares of our common stock issuable upon the exercise of outstanding stock options having a weighted exercise price of $2,823 per share, under and outside of our stock plans	2,197

Shares of our common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $.00012 per share	23,659,189,250

Shares of our common stock issuable upon conversion of outstanding Series D Preferred Stock	7,670,833,333

Shares of our common stock issuable upon conversion of outstanding convertible notes *	32,797,134,274

Shortfall of required shares needed for issuance as of the Record Date	(56,536,499,159)

* Many of our convertible notes require that share reserves be established equal to between three to four times the number of shares to be issued upon conversion, based on current market prices of our common stock.

Advantages, Disadvantages and Effects of the Increase in the Authorized Common Stock

In addition to the foregoing, in our efforts to further our business, our Board may seek to complete additional financings in the near future. If and when we do determine to pursue an additional financing or business transaction, having additional authorized capital stock available for issuance in the future will give us flexibility and may allow such shares to be issued without the expense and delay of a stockholder meeting. Additionally, at this time, the increase in authorized shares of Common Stock is not in any way related to any plans or intentions to enter into a merger, consolidation, acquisition or similar business transaction.

Further, there are certain advantages and disadvantages of an increase in our authorized stock. The advantages include, among others, the ability to raise capital by issuing capital stock under the transactions described above, or other financing transactions, and to have shares of our capital stock available to pursue business expansion opportunities, if any. The disadvantages include, among others, the issuance of additional shares of our capital stock in order to deter a potential takeover of us that may otherwise be beneficial to Stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board’s desires. A takeover may be beneficial to independent Stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. We do not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences. In addition, stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future and, therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing Stockholders.

Authorized but unissued shares of common stock may be used by the Company for any purpose permitted under Delaware law, including but not limited to, paying stock dividends to stockholders, raising capital, providing equity incentives to employees, officers, directors, and service providers, paying compensation to officers and employees, and entering into transactions that the Board believes provide the potential for growth and profit. Although, except as discussed hereof, we presently have no plan, commitment, arrangement, understanding or agreement to issue additional shares of common stock (except pursuant to employee compensation arrangements or outstanding derivative securities), the Company may, in the future, issue common stock in connection with the activities described above or otherwise.

The increase in the authorized shares of Common Stock will not have any immediate effect on the rights of existing Stockholders. However, as discussed above, upon filing the Amendment our Board may cause the issuance of additional shares without further vote of our Stockholders. These future issuances may be dilutive to our current Stockholders and may cause a reduction in the market price of our common stock. Current Stockholders do not have preemptive or similar rights, which means that current Stockholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of our current stockholders and could result in dilution to our current Stockholders.

As discussed above, the Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this Action. For example, in the event of a hostile attempt to obtain control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of Common Stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our Stockholders to dispose of their shares at a premium, which is often offered in takeover attempts, or that may be available under a merger proposal. The Amendment may have the effect of permitting our current management, including the current Board, to retain its position, and place it in a better position to resist changes that Stockholders may wish to make if they are dissatisfied with the conduct of our business. However, our Board is not aware of any attempt to take control of the Company, and our Board has not presented this Action with the intent that it be utilized as a type of anti-takeover device.

ACTION II – REVERSE STOCK SPLIT

APPROVAL OF THE GRANTING OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS, AT ANY TIME OR TIMES FOR A PERIOD OF 12 MONTHS AFTER THE DATE OF THE MAJORITY STOCKHOLDERS’ WRITTEN CONSENT, TO EFFECT A REVERSE STOCK SPLIT IN A RATIO NOT TO EXCEED 1-FOR-10,000, TO DETERMINE THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT, AND TO FILE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT, OR TO DETERMINE NOT TO PROCEED WITH THE REVERSE STOCK SPLIT

The Board approved a resolution to effect a reverse stock split of the Common Stock at any time or times during the next 12 months at a ratio of up to 1:10,000 to be determined by the Board (the “Reverse Stock Split”).

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE TREATMENT OF FRACTIONAL SHARES, AS EXPLAINED BELOW UNDER THE CAPTION “FRACTIONAL SHARES.”

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL HAVE THE EFFECT OF SUBSTANTIALLY INCREASING THE NUMBER OF SHARES THE COMPANY WILL BE ABLE TO ISSUE TO NEW OR EXISTING STOCKHOLDERS BECAUSE THE NUMBER OF AUTHORIZED SHARES WILL REMAIN THE SAME WHILE THE NUMBER OF SHARES ISSUED AND OUTSTANDING WILL BE REDUCED.

Reasons for Reverse Stock Split

On December 18, 2014, an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of all of the outstanding shares of the Company’s common stock at a ratio of 1 for 1,000 (the “February Reverse Stock Split”) was approved by the Company’s Stockholders. The Certificate of Amendment became effective on February 11, 2015, and at that time the February Reverse Stock Split took place and each 1,000 shares of outstanding common stock of the Company was combined and automatically converted into one share of the Company’s common stock, with a par value of $0.00001 per share. In addition, the conversion and exercise prices of all of the Company’s outstanding preferred stock, common stock purchase warrants, stock options and convertible notes payable were proportionately adjusted at the 1:1,000 reverse split ratio consistent with the terms of such instruments. No fractional shares were issued as a result of the Reverse Stock Split, and shareholders received a cash payment in lieu of such fractional shares that they would otherwise be entitled.

The number of outstanding shares of common stock of the Company has increased from approximately 1.2 million on February 11, 2015 to 2.4 billion as of May 21, 2015, mainly due to the issuance of Common Stock in connection with the conversion of outstanding notes payable in accordance with their terms, as well as associated common stock warrant exercises. The Board believes that it may be in the best interests of the Company and its Stockholders to implement another reverse stock split to reduce the number of issued and outstanding shares. The Reverse Stock Split would decrease the number of outstanding shares but not the number of authorized shares, and the Reverse Stock Split would provide the Company with additional availability of authorized shares which may be used for future financings as well as for conversions of existing convertible notes and exercises of existing warrants. This Action is not being made in connection with any going- private transaction, nor does management currently have any intention to effectuate the privatization of the Company. There can be no assurance that the reverse stock split will result in the benefits described above. The Company cannot assure you that the reverse stock split will not further adversely impact the market price of the Company’s common stock.

Implementation and Effects of the Reverse Stock Split

If the Board elects to implement the Reverse Stock Split, which the Board may choose not to do at its discretion, the Reverse Stock Split would have the following effects:

●	the number of shares of the Company’s Common Stock owned by each Stockholder will automatically be reduced proportionately based on the reverse stock split ratio determined by the Board;

●	a proportionate adjustment will not be made to the par value of the Company’s Common Stock, such that the stated value of the Company’s capital will be reduced;

●	the number of shares of the Company’s Common Stock issued and outstanding will be reduced proportionately;

●

proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of the Company’s Common Stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;

●	a proportionate adjustment will be made to the per share conversion price under the terms of the Company’s outstanding convertible promissory notes and Series D Preferred Stock;

The table set forth below illustrates the Company's hypothetical capitalization subsequent to reverse stock splits in varying ratios with the ratio of 1-for-10,000 being the maximum ratio which may be effectuated by the Board pursuant to the Written Consent. This hypothetical model is based on the total number of shares issued and outstanding as of the Record Date, gives effect to the Amendment and assumes no reduction, proportional or otherwise, in the number of authorized shares available for future issuance. If the Board, in its discretion, elects to effect the Reverse Stock Split, the Company may reduce the authorized number of shares of common stock but is under no obligation to do so. Such a reduction, if implemented, may not be proportionate to the reverse stock split ratio.

Hypothetical Reverse Stock Split Ratio		Shares of common stock issued and outstanding following Reverse Stock Split	Shares of common stock issued and outstanding and issuable upon the conversion/exercise of notes payable, options and warrants	Shares of common stock authorized and unreserved for future issuance following Reverse Stock Split if not proportionately reduced

1:	100	24,093,401	665,364,991	99,334,635,009

1:	500	4,818,680	133,072,998	99,866,927,002

1:	1,000	2,409,340	66,536,499	99,933,463,501

1:	10,000	240,934	6,653,649	99,993,346,351

The Reverse Stock Split will be effected simultaneously for all of the Company’s Common Stock and the reverse split ratio will be the same for all of the Company’s Common Stock. The Reverse Stock Split will affect all of the Company’s Stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any of the Company’s stockholders owning a fractional share. As described below, Stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split stockholders to the extent there are stockholders presently holding fewer shares than the to-be-determined reverse split ratio, however that is not the purpose for which the Company is effecting the Reverse Stock Split. The Company will continue to be subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended.

The Company’s Board of Directors may decide not to proceed with the Reverse Stock Split for various reasons including, among others, an increase in the Company’s stock price above the OTCQB Marketplace minimum and general stock market/business conditions.

Potential for Significant Dilution of Equity Interest

The Reverse Stock Split will not affect the rights of Stockholders or any Stockholder's proportionate equity interest in the Company, subject to the treatment of fractional shares. While the Board may decide to reduce the number of authorized shares after the Reverse Stock Split is effected, if the Board elects not to do so it will significantly increase the ability of the Board to issue authorized but previously unissued shares without further stockholder action. At this time the Company has no plans to issue such additional shares, other than (i) as required for existing and additional financings, (ii) for conversion of the Series D Preferred Stock, and (iii) as compensation and incentives to employees and directors under the Company’s existing stock incentive plans and other arrangements that may be undertaken.

The future issuance of such authorized shares may have the effect of diluting the company's earnings per share and book value per share, as well as the stock ownership and voting rights of the current holders of outstanding shares of the Company’s common stock. The effective increase in the number of authorized but unissued shares of the Company’s Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Certificate of Incorporation or By-laws.

Fractional Shares

No scrip or fractional share certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of the Company’s common stock not evenly divisible by the reverse split ratio will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the stockholder would otherwise be entitled by (b) the per share closing sales price of the Company’s common stock on the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares

The reverse stock split may result in a change in the number of authorized shares of the Company’s common stock at the discretion of the Company’s Board of Directors. Note, however that any reduction might not be in proportion to the reverse stock split ratio. Therefore, because the number of authorized shares of the Company’s common stock may not decrease proportionally (if at all) to the number of shares of the Company’s common stock issued and outstanding, the number of shares remaining available for future issuance under the Company’s authorized pool of common stock would increase. In addition, the Company will continue to have 4,998,159 authorized but unissued and undesignated shares of preferred stock.

These authorized but unissued shares of common and preferred stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of businesses or assets and sales of stock or securities convertible into common stock. The Company believes that the availability of the authorized but unissued shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If the Company issues additional shares, the ownership interests of holders of the Company’s common stock may be diluted. Also, if the Company issues shares of its preferred stock, the issued shares may have rights, preferences and privileges senior to those of its common stock.

Other Effects on Issued and Outstanding Shares

If the Reverse Stock Split is implemented, the rights and preferences of the issued and outstanding shares of the Company’s common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable.

In addition, the Reverse Stock Split would result in some stockholders owing “odd-lots” of fewer than 100 shares of the Company’s common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Board chooses to effect the Reverse Stock Split, it would be implemented by filing a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective at the time specified in the Certificate of Amendment, which will most likely be immediately after the filing of the Certificate of Amendment and which the Company refers to as the “effective time.” Beginning at the effective time, each certificate representing shares of the Company’s common stock before the reverse stock split will automatically be deemed for all corporate purposes to evidence ownership based on the reverse stock split ratio, not to exceed a ratio of 1-for-10,000 shares of the Company’s common stock after the Reverse Stock Split. All shares issuable upon exercise or conversion of outstanding convertible promissory notes, stock options, warrants, Series D Preferred Stock or other securities will automatically be adjusted.

As soon as practicable after the effective time, stockholders will be notified that the Reverse Stock Split has been effected. The Company expects that its transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Stockholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Dissenters’ Rights

Under the DGCL, the Company’s Stockholders are not entitled to dissenters’ rights with respect to the reverse stock split, and the Company will not independently provide Stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split. It does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of our common stock held by our Stockholders before the Reverse Stock Split were, and the shares of our common stock held after the Reverse Stock Split will be, held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Stockholder may vary depending upon the particular facts and circumstances of such Stockholder. Each stockholder is urged to consult with such Stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

Other than the cash payments for fractional shares discussed below, no gain or loss will be recognized by a Stockholder upon such Stockholder’s exchange of shares held before the Reverse Stock Split for shares after the Reverse Stock Split. The aggregate tax basis of the shares of the Company’s Common Stock received in the Reverse Stock Split (including any fraction of a share deemed to have been received) will be the same as the Stockholder’s aggregate tax basis in the shares of our Common Stock exchanged therefor. In general, Stockholders who receive cash instead of their fractional share interests in the shares of our Common Stock as a result of the Reverse Stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The Stockholder’s holding period for the shares of our Common Stock after the Reverse Stock Split will include the period during which the Stockholder held the shares of our Common Stock surrendered in the Reverse Stock Split.

This summary of certain material United States federal income tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service, the Company or the courts. Accordingly, each Stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As disclosed under the section entitled “Action by Written Consent,” the Board and Majority Stockholders of the Company further approved the Amendment. The Company’s officers hold preferred shares that give them voting control of the Company.

As of May 21, 2015, our officers, directors and management have an aggregate of 7,878,052,718 billion votes on any matter brought to a vote of the holders of our common stock, or up to 78.2% of the total vote, including an aggregate 7,670,833,333 billion votes, or up to 76.1% of the total vote, through the ownership of Series D Preferred Stock. As a result, our officers, directors, and management have voting control over the 10,080,173,438 of the outstanding voting shares of the Company.

Except the foregoing and disclosed elsewhere in this Information Statement, since January 1, 2014, being the commencement of our last financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	Any director or officer of our corporation;

2.	Any proposed nominee for election as a director of our corporation; and

3.	Any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled “Security Ownership Of Certain Beneficial Owners And Management.”

OUTSTANDING VOTING SECURITIES

As of the Record Date related to the Written Consent, the Company had 2,409,340,105 shares of Common Stock issued and outstanding, and there were 1,841 shares of Series D Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Each share of Series D Preferred stock is entitled to one vote for each share of common stock that the Series D Preferred stock is convertible into, which is the equivalent of 7,670,833,333 votes as of the Record Date.

On May 26, 2015, the holders of 76.2% of the voting rights, equivalent to 7,677,506,768 voting shares (including 100% of the outstanding shares of our Series D Preferred Stock on an as-converted basis), executed and delivered to the Company the Written Consent approving the Actions set forth herein. Since the Actions have been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The DGCL provides in substance that unless the Company’s certificate of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of May 21, 2015 by:

●	each of our directors;
●	each of our named executive officers;
●	all of our executive officers and directors as a group; and
●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 2,409,340,105 shares of our common stock outstanding as of the Record Date. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o VeriTeQ Corporation, 3333 South Congress Avenue, Suite 401, Delray Beach, Florida 33445. Including the voting rights associated with the Company’s 1,841 shares of Series D Preferred Stock, the named executive officers and directors have the right to 7,878,052,718 votes. The percentage of voting rights in the table below assumes that all Series D shares held by directors and named officers are voted in any instance requiring stockholder vote.

The beneficial owners of all issued shares have voting rights over such shares, whether or not such owners have dispositive powers with respect to the shares, and such shares are included in each person’s beneficial ownership amount. For the avoidance of doubt, if a beneficial owner does not have dispositive powers with respect to certain shares, each such person maintains voting control over these shares, and such shares are included in the determination the person’s beneficial ownership amount.

Name and Address of Beneficial Owner	Seried D Preferred Stock		Common Stock		% of Voting Stock
	Shares Beneficially Owned (14)	% of Class (14)	Shares Beneficially Owned	% of Class
Scott R. Silverman (1)	5,833,333,333	76.0%	6,673,107	*	58.0%
Randolph K. Geissler (2)	1,837,500,000	24.0%	1,597	*	18.2%
Barry M. Edelstein (3)			167	*	*
Michael E. Krawitz (4)			234	*	*
Daniel E. Penni (5)			200,544,280	8.32%	2.0%
Marc Gelberg			-	*	*
Shawn A. Wooden			-	*	*
Executive Officers and Directors as a group (7 persons)	7,670,833,333	100.0%	207,219,385	8.60%	78.2%
Corbin Properties LLC (6)			588,608,833	19.63%	5.5%
Iliad Research and Trading, L.P. (7,11)			267,437,146	9.99%	2.6%
HS Contrarian Investments, LLC (7,12)			267,437,146	9.99%	2.6%
KBM Worldwide, Inc. (13)			247,637,500	9.99%	2.4%
Magna Equities II, LLC (8)			248,410,000	9.99%	2.4%
PositiveID Corporation (9)			257,250,000	9.99%	2.5%
LG Capital Funding, LLC (7,10)			267,437,146	9.99%	2.6%

      * Represents less than 1%

(1)

Includes 5,833,333,333 shares issuable upon the conversion of 1,441 shares of Series D Preferred Stock, which are entitled to vote, along with common stockholders, on all matters requiring a stockholder vote.

(2)

Includes 1,837,500,000 shares issuable upon the conversion of 400 shares of Series D Preferred Stock, which are entitled to vote, along with common stockholders, on all matters requiring a stockholder vote.

(3)	Includes warrants to purchase 28 shares of common stock and options to purchase 39 shares of common stock.
(4)	Includes options to purchase 76 shares of common stock. Mr. Krawitz resigned as the Company’s Chief Legal and Financial Officer effective May 22, 2015
(5)	Includes options to purchase 3 shares of common stock.
(6)	Pertains to shares issuable upon conversion of a promissory note. The address of Corbin Properties LLC is 70 E. 10th Street, Suite 12T New York, NY 10003.
(7)

Pertains to shares issuable upon conversion of a promissory note or notes, with such notes containing “blocker” provisions limiting conversion to a number shares that would be equal to 9.99% of the Company’s outstanding common stock after giving effect to such conversion.

(8)

Includes 78,000,000 shares issuable upon conversion of a promissory note or notes, including notes held by the holder’s affiliate, Magna Equities I, LLC, with such notes containing “blocker” provisions limiting conversion to a number shares that would be equal to 9.99% of the Company’s outstanding common stock after giving effect to such conversion. The address of Magna Equities II, LLC is 5 Hanover Square New York, NY 10004.

(9)

Includes 166,250,000 shares issuable upon conversion of a promissory note or notes, with such notes containing “blocker” provisions limiting conversion to a number shares that would be equal to 9.99% of the Company’s outstanding common stock after giving effect to such conversion. The address of PositiveID Corporation is 1690 S. Congress Avenue, Suite 201, Delray Beach, FL 33445.

(10)	The address of LG Capital Funding, LLC is 1218 Union Street, Suite #2, Brooklyn, NY 11225.
(11)	The address of Iliad Research and Trading is 303 E. Wacker Drive, Suite 1200, Chicago, IL 60601.
(12)	The address of HS Contrarian is 347 N. New River Dr. East #804 Fort Lauderdale, FL 33301.
(13)

Includes 70,200,000 shares issuable upon conversion of a promissory note or notes, with such notes containing “blocker” provisions limiting conversion to a number shares that would be equal to 9.99% of the Company’s outstanding common stock after giving effect to such conversion. The address of KBM Worldwide is 80 Cuttermill Road, Suite 410, Great Neck, NY 11021.

(14)

Absent a change of control or certain other transformational events, the Series D Preferred Stock, will become convertible on January 2, 2017 (immediately after it vests) into shares of the Company’s common stock at a conversion price per share equal to the lesser of the average closing price of the Company’s common stock for any five consecutive trading days occurring between March 12, 2015 and the date prior to conversion or $3.10, which was the closing price of the Company’s common stock on October 31, 2014 (as adjusted for the February Reverse Stock Split). The Series D Preferred Stock is entitled to vote along with shares of common stock. The Series D Preferred Stock does not contain “super-voting” provisions; the number of votes the holder is able to cast is equal to the number of common shares that the Series D Preferred Stock would convert into if it could be converted on the date of issuance. Based on the average closing price of the Company’s common stock for the five trading days beginning May 5, 2015 and May 11, 2015, which was 0.00024, the Series D Preferred Stock held by Mr. Silverman is convertible into 5,833,333,333 shares of common stock and the Series D Preferred Stock held by Mr. Geissler is convertible into 1,837,500,000 shares of the Company’s common stock, subject to adjustment for stock splits or stock combinations.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our Common Stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our common stock.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to c/o VeriTeQ Corporation, 3333 South Congress Avenue, Suite 401, Delray Beach, Florida 33445. Any stockholder who wants to receive separate copies of our Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address or calling Allison Tomek at (561) 846-7003.

By Order of the Board of Directors

June 16, 2015
Scott R. Silverman Chairman of the Board of Directors Chief Executive Officer

Annex A

 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VERITEQ CORPORATION

VeriTeQ Corporation, a Delaware corporation, hereby certifies as follows:

1. The name of the corporation is VeriTeQ Corporation. The date of filing its original Certificate of Incorporation with the Secretary of State was March 7, 2007, under the name Applied Digital Solutions, Inc.

2. The Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended and/or restated, has been duly adopted by the corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

VeriTeQ Corporation

By:__________________________
Scott R. Silverman
Chairman of the Board of Directors Chief Executive Officer

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VERITEQ CORPORATION

ARTICLE ONE

The name of the corporation is VeriTeQ Corporation (the “Corporation”). The Corporation was originally incorporated in Delaware under the name Applied Digital Solutions, Inc. on March 7, 2007.

ARTICLE TWO

The address of the Corporation’s registered office in this state is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and its registered agent is Corporation Service Company, County of New Castle.

ARTICLE THREE

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Billion Five Million (100,005,000,000) shares, of which Five Million (5,000,000) shares shall be Preferred Stock (“Preferred Stock”) having a par value of $0.01 per share and One Hundred Billion (100,000,000,000) shares shall be Common Stock (“Common Stock”) having a par value of $0.00001 per share. A statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, in respect of the shares of each class is as follows:

A.               Preferred Stock.

Subject to the requirements of the laws of the State of Delaware, authority is hereby vested in the Board of Directors from time to time to issue 5,000,000 shares of Preferred Stock in one or more series and by resolution or resolutions as to each series:

(a)    to fix the distinctive serial designation of the shares of such series;

(b)    to fix the rate per annum at which the holders of the shares of such series shall be entitled to receive dividends, the dates on which said dividends shall be payable, and, if the directors determine that the dividends with respect to said series shall be cumulative, the date or dates from which such dividends shall be cumulative;

(c)    to determine whether the shares of such series shall have voting power, and, if so, the extent and definition of such voting power;

(d)    to fix the price or prices at which the shares of such series may be redeemed, and to determine whether the shares of such series may be redeemed in whole or in part or only as a whole;

(e)    to fix the amounts payable on the shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;

(f)     to determine whether or not the shares of any such series shall be made convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or of any other series of Preferred Stock and the conversion price or prices, or the rate or rates of exchange at which such conversion or exchange may be made;

(g)    to determine the amount of the sinking fund, purchase fund, or any analogous fund, if any, to be provided with respect to each such series; and

(h)    to fix preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, applicable to each such series.

B.               Common Stock.

Each share of Common stock shall be identical with each other share of common stock, except as the holders thereof shall otherwise expressly agree in writing. Subject to the prior rights of the Preferred Stock from time to time issued and outstanding, as hereinbefore set forth, the holders of common stock shall be entitled to receive such sums as the Board of Directors may from time to time declare as dividends thereon, or authorize as distributions thereon, out of any sums available to be distributed as dividends and to receive any balance remaining in case of the dissolution, liquidation or winding up of the Corporation after satisfying the prior rights of the Preferred Stock, if any be then outstanding. Each share of Common Stock shall have one vote for all corporate purposes.

ARTICLE FOUR

No holder of shares of any class of stock of this corporation, either now or hereafter authorized or issued, shall have a preemptive or preferential right to subscribe for or purchase any shares of any class of stock of this corporation, either now or hereafter authorized whether issued for cash, property or services, or to subscribe for or purchase obligations, bonds, notes, debentures, other securities or stock convertible into stock of any class of this corporation other than such right, if any, as the Board of Directors in its discretion may from time to time determine, and at such prices as the Board of Directors may from time to time fix.

ARTICLE FIVE

The number of directors to constitute the Board of Directors is five (5). Hereafter, the number of directors shall be fixed by, or in the manner provided in, the By-Laws. Any changes in the number will be reported to the Secretary of State within thirty (30) calendar days of such change.

ARTICLE SIX

The duration of the Corporation is perpetual.

ARTICLE SEVEN

The Corporation is formed for the following purpose: To engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE EIGHT

The Board of Directors is authorized to make, amend, alter and rescind the By-Laws of the Corporation.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts stated herein are true, and I have accordingly hereunto set my hand this ___ day of ___________, 2015.

VeriTeQ Corporation

By:__________________________
Scott R. Silverman
Chairman of the Board of Directors Chief Executive Officer